[LOGO] ATLAS AIR
       WORLDWIDE HOLDINGS

                                                                    NEWS RELEASE
--------------------------------------------------------------------------------
2000 Westchester Avenue, Purchase, New York, 10577  o  914-701-8400


FOR IMMEDIATE RELEASE


Contacts:  Alan Caminiti 914-701-8400 (Media)
           Dan Loh 914-701-8210 (Investors)


                       ATLAS AIR WORLDWIDE HOLDINGS, INC.
                             ELECTS RONALD L. KERBER
                              TO BOARD OF DIRECTORS

PURCHASE, N.Y., DECEMBER 28, 2004 -- Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWWV.PK), a leading provider of global air cargo services, has elected Ronald L. Kerber as a director of AAWW and its principal operating subsidiaries, Atlas Air, Inc. and Polar Air Cargo, Inc.

Mr. Kerber, who was elected to the board at a meeting of AAWW's directors on December 21, 2004, will also serve as a member of its Audit and Governance Committee.

From 1991 until 2001, Mr. Kerber was Executive Vice President and Chief Technology Officer of Whirlpool Corporation. He was also a member of the corporation's Executive Committee. Mr. Kerber led Whirlpool's product development and procurement programs, and managed business lines with annual sales totaling more than $1.2 billion.

Prior to joining Whirlpool, Mr. Kerber served as Vice President, Technology and Business Development at McDonnell Douglas Corporation, Deputy Undersecretary of Defense for Research and Advanced Technology at the U.S. Department of Defense, and Professor of Electrical Engineering and Mechanical Engineering at Michigan State University.

Since retiring from Whirlpool in 2001, Mr. Kerber has devoted himself to a variety of entrepreneurial and pro bono activities. Currently, he is an independent consultant advising clients on global sourcing and product development matters and on manufacturing strategies. He is also a visiting professor at the Darden Business School of the University of Virginia and a member of the Defense Department's Defense Science Board. Mr. Kerber holds a bachelor of science degree from Purdue University and masters and doctorate degrees in engineering science from the California Institute of Technology.

Mr. Kerber was elected to fill a vacancy created by the resignation of T. Wakelee Smith as a director of AAWW and its principal operating subsidiaries, effective December 21, 2004. Mr. Smith remains senior vice president and chief operating officer of AAWW and its principal subsidiaries. His resignation is not due to any disagreement with the company on any matter related to AAWW's operations, policies or practices.

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ABOUT ATLAS AIR WORLDWIDE HOLDINGS, INC.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world's largest fleet of Boeing 747 freighter aircraft.

Atlas is the world's leading provider of ACMI (aircraft, crew, maintenance and insurance) freighter aircraft to major airlines around the globe. Polar is among the world's leading providers of airport-to-airport freight carriage. Polar operates a global, scheduled-service network and serves substantially all major trade lanes of the world.

Through both of its principal subsidiaries, AAWW also provides commercial and military charter services.

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